Exhibit 99.1

        Courier Corporation Reports Record Sales and Earnings;
          Ninth Straight Year of Income and Dividend Growth

    NORTH CHELMSFORD, Mass.--(BUSINESS WIRE)--Nov. 3, 2005--Courier Corporation (Nasdaq:CRRC), one of America's leading book manufacturers and specialty publishers, today announced record results for the fiscal year ending September 24, 2005. Concluding the year with the best quarter in its history, the company recorded an all-time high in annual revenues and its ninth straight year of record income.
    Simultaneously with the release of the company's operating results, Courier's Board of Directors announced a 20% increase in its quarterly common stock dividend. This marked the ninth consecutive year of double-digit increases in Courier's dividend, and followed a 50% dividend increase six months ago.
    Fourth quarter net income was $8.0 million, or $.64 per diluted share, up 5% from $7.6 million, or $.61 per diluted share, in the fourth quarter of fiscal 2004. Revenue for the quarter was $63.5 million, up 7% from $59.2 million in last year's fourth quarter.
    For fiscal 2005 as a whole, net income rose to $22.1 million, up 8% from $20.5 million in 2004. Net income per diluted share was $1.77, an increase of 6% over last year's earnings of $1.67. Revenue for the year was $227 million, up 8% from $211 million a year ago. (Prior-year earnings per share have been adjusted to reflect a three-for-two stock split on May 27, 2005.)
    "Our book manufacturing business had a terrific year," said Courier Chairman and Chief Executive Officer James F. Conway III. "We continued to take advantage of a strong education market, using our increased four-color printing capacity to capture a greater share of business from textbook publishers on top of the growth in the market itself. As always, we continued to invest in technology and service, and as a result we were able to deliver for customers in a manner that has prepared the way for further gains in the future.
    "Results in our specialty publishing segment were not what we would have liked, as major initiatives in sales and marketing, distribution and information technology reduced both sales and income.Yet as we approach the completion of these initiatives, we expect to see significant improvements starting in fiscal 2006. In addition, we are encouraged by the initial response by retailers to our rollout of new merchandising programs at Dover Publications, and by the continued growth and development of Research & Education Association (REA).
    "Beyond record sales and income, fiscal 2005 was notable by several other measures. We increased our dividend twice, completed a three-for-two stock split, and outperformed the S&P 500 for the eighth year out of the last nine. And despite nearly $20 million in capital investments, we ended the year with $34 million in cash, $10 million more than last year."

    Book manufacturing

    Courier's book manufacturing segment had fourth-quarter sales of $54.8 million, up 11% from last year's fourth quarter. Pretax earnings for the segment rose 23% in the fourth quarter to $11.2 million or $.58 per diluted share versus $9.1 million or $.48 per diluted share in 2004. For the full year, book manufacturing sales were $193.6 million, up 9% from $177.2 million in fiscal 2004. Pretax earnings for the year were $30.8 million or $1.60 per diluted share, an increase of 22% from last year's $25.2 million or $1.34 per diluted share. Gross profit as a percentage of the year's sales increased to 29.5% from 27.9% in 2004, reflecting increased sales volume, improved plant productivity, and a higher-value product mix as a result of publishers' growing emphasis on four-color production.
    The book manufacturing segment focuses on three publishing markets: education, religion, and specialty trade. Sales to the education market rose 14% in the fourth quarter and 15% for the full year, driven by strong sales at all levels, from elementary and high school through college. In the religious market, sales were up 3% in the fourth quarter but flat for the year as a whole, reflecting an earlier decision to discontinue certain low-priced work. Sales to the specialty trade market were up 18% in the fourth quarter and up 7% for the full year.
    "For several years Courier has been capturing a greater share of the four-color textbook market, and this year was everything we hoped it would be," said Mr. Conway. "Our new ManRoland press ran at capacity, giving publishers the quality and timely service needed to capitalize on an extended wave of growth in textbook orders. With a second identical press currently being installed, we will be ready for the additional volume we expect.
    "Meanwhile, we are expanding our service capabilities in other ways as well. Shortly after the conclusion of the fiscal year, we tripled our in-house cover printing capacity with the acquisition of Moore Langen, an Indianapolis-based firm known throughout the industry for innovative book cover production techniques. Also, in response to customer requests, we are expanding our array of sewing and binding options, which will enable us to qualify for a sizable volume of work which was previously closed to us. Disciplined investment and collaboration with customers are at the heart of our success in all our markets, and will continue to be a positive differentiator for Courier as we build on our 2005 accomplishments."

    Specialty publishing

    Courier's specialty publishing segment reported fourth-quarter sales of $10.3 million, down 8% from $11.2 million in last year's fourth quarter. The segment's pretax income was $1.3 million or $.06 per diluted share for the quarter, compared to $2.6 million or $.13 per diluted share last year. For the full year, specialty publishing sales were $40.3 million, down 1% from $40.8 million in fiscal 2004. Full-year pretax income for the segment was $3.8 million, compared to $6.5 million a year earlier.
    The segment includes two businesses: Research & Education Association (REA), a publisher of test preparation books and study guides, and Dover Publications, a niche publisher with thousands of titles in dozens of specialty trade markets. REA sales were $1.7 million in the fourth quarter, up 15% from fiscal 2004. For the year, REA sales totaled $5.6 million, in line with expectations. Dover sales were down 11% to $8.6 million in the fourth quarter, and off 6% to $34.7 million for the full year. The declines reflected soft sales to trade retailers as well as fourth-quarter shipment delays in conjunction with a previously announced warehouse consolidation and enterprise-wide information system conversion to SAP. Both of these tasks are due to be completed in the current quarter along with the reconfiguration of sales and marketing begun last spring. Dover's direct-to-consumer sales continued to increase as they have every year, rising 9% in the fourth quarter and 12% for the year.
    Overall, the segment's gross profit as a percentage of sales declined to 44.3% in the fourth quarter versus 50.1% a year earlier, and 45.9% for the full year, versus 47.9% for fiscal 2004. This decline reflected the reduced sales volume at Dover and costs related to the warehousing and information technology projects.
    "This has been a challenging period for our publishing segment," said Mr. Conway. "We started the year with an ambitious agenda for upgrading Dover's organization and infrastructure, and we have made tremendous progress toward our goals. Yet the fourth quarter caught us midstream in our information technology and warehouse conversions, compounding reduced sales with shipping delays. I am confident that once the new systems are fully implemented, they will improve our efficiency and enhance our service. In the meantime, we have rolled out a series of innovative merchandising programs that have been well received by trade retailers and should help us turn the corner and start recapturing the growth Dover is capable of. Factor in the continuing strong performance at REA, and I remain as enthusiastic as ever about our publishing prospects."

    Outlook for fiscal 2006

    "Trends in the education market remain very favorable for our book manufacturing business," said Mr. Conway. "We look forward to continuing our growth in fiscal 2006 and beyond, extending our gains in volume and market share as demand for four-color textbooks continues to rise. In the religious market, our decision to focus on core accounts and higher-value work has improved our financial performance and service levels. While specialty trade sales were uneven over the past year, we hope to build on the upturn we experienced in the fourth quarter. And the acquisition of Moore Langen, a $15-million cash transaction completed on October 17, should add approximately $12 million to our sales for the year and be modestly accretive to fiscal 2006 earnings after allocating interest expense on the acquisition price against these earnings.
    "In our specialty publishing segment, we expect Dover's excellent product offering, revitalized sales and marketing organization, state-of-the-art infrastructure and strong focus on the needs of retailers to drive renewed revenue growth as the year progresses, while REA continues on its leadership track in test preparation, student proficiency and teacher certification.
    "Throughout both of our businesses, we will continue to work hard to deliver the best service in the industry while maximizing operating efficiency. The results of these efforts point to another record year.
    "For fiscal 2006 overall, we expect to achieve sales growth of 14% to 16% (which includes the benefit of a 53-week year in fiscal 2006), resulting in total sales of between $258 and $263 million, which would be another record high for Courier. And we expect earnings per share to grow even faster, reaching $2.00 to $2.10 for fiscal 2006, prior to the effect of a change in stock option accounting. This represents an increase of between 13% and 19% from this year's earnings of $1.77 per diluted share, and would also set a new company record."
    New stock option accounting rules, which require expensing the value of stock options, become effective at the beginning of fiscal year 2006. The impact of this change is expected to reduce fiscal 2006 earnings by $.06 per diluted share. The new rule will be applied retrospectively resulting in a reduction in fiscal 2005 earnings of $.10 per diluted share. After the effect of the change, fiscal 2006 earnings are expected to be between $1.94 and $2.04 per diluted share, compared to $1.67 per diluted share for fiscal 2005, an increase of between 16% and 22%.

    About Courier Corporation

    Courier Corporation publishes, prints and sells books.
Headquartered in North Chelmsford, Massachusetts, Courier has two business segments, full-service book manufacturing and specialty publishing. For more information, visit www.courier.com.

    This news release includes forward-looking statements. Statements that describe future expectations, plans or strategies are considered "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995 and releases issued by the Securities and Exchange Commission. The words "believe," "expect," "anticipate," "intend," "estimate" and other expressions which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Factors that could affect actual results include, among others, changes in customers' demand for the Company's products, including seasonal changes in customer orders, changes in raw material costs, pricing actions by competitors, consolidation among customers and competitors, success in the integration of acquired businesses, unanticipated changes in operating expenses, changes in technology, difficulties in the start up of new equipment or information technology systems, changes in copyright laws, changes in tax regulations, and general changes in economic conditions, including currency fluctuations and changes in interest rates. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements will prove to be accurate. The forward-looking statements included herein are made as of the date hereof, and the Company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.


                          COURIER CORPORATION
                   CONSOLIDATED STATEMENTS OF INCOME
                              (Unaudited)
               (In thousands, except per share amounts)

                             QUARTER ENDED            YEAR ENDED
                       ----------------------- -----------------------
                         September   September   September   September
                            24,         25,         24,         25,
                           2005        2004        2005        2004
                       ----------- ----------- ----------- -----------
 Net sales                $63,517     $59,208    $227,039    $211,179
 Cost of sales             40,800      39,143     151,853     142,609
                       ----------- ----------- ----------- -----------
   Gross profit            22,717      20,065      75,186      68,570

 Selling and
  administrative
  expenses                 10,607       8,414      41,338      37,292
 Interest (income)
  expense, net               (206)          3        (388)        (23)
 Gain on real estate
  sale                          -           -           -         250
                       ----------- ----------- ----------- -----------
     Income before
      taxes                12,316      11,648      34,236      31,551

 Provision for income
  taxes                     4,320       4,065      12,102      11,011
                       ----------- ----------- ----------- -----------

     Net income            $7,996      $7,583     $22,134     $20,540
                       =========== =========== =========== ===========
 Net income per
  diluted share             $0.64       $0.61       $1.77       $1.67
                       =========== =========== =========== ===========
 Cash dividends
  declared per share        $0.10      $0.058      $0.333      $0.233
                       =========== =========== =========== ===========
 Wtd. average diluted
  shares outstanding       12,535      12,351      12,490      12,332

 SEGMENT INFORMATION:

 Net sales:
 ---------------------
 Book Manufacturing       $54,836     $49,625    $193,623    $177,225
 Specialty Publishing      10,311      11,202      40,254      40,787
 Intersegment sales        (1,630)     (1,619)     (6,838)     (6,833)
                       ----------- ----------- ----------- -----------
     Total                $63,517     $59,208    $227,039    $211,179

 Income before taxes:
 ---------------------
 Book Manufacturing       $11,166      $9,104     $30,812     $25,186
 Specialty Publishing       1,268       2,592       3,836       6,475
 Intersegment profit
  and other                  (118)        (48)       (412)       (110)
                       ----------- ----------- ----------- -----------
     Total                $12,316     $11,648     $34,236     $31,551

 Net income per
  diluted share:
 ---------------------
 Book Manufacturing         $0.58       $0.48       $1.60       $1.34
 Specialty Publishing        0.06        0.13        0.19        0.33
 Intersegment profit
  and other                 (0.01)          -       (0.02)      (0.01)
                       ----------- ----------- ----------- -----------
     Total                  $0.64       $0.61       $1.77       $1.67


Shares outstanding and per share amounts have been retroactively adjusted to reflect a three-for-two stock split effected on May 27, 2005.


                          COURIER CORPORATION
           CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)
                        (Dollars in thousands)

                                                Sept. 24,   Sept. 25,
ASSETS                                             2005       2004
---------------------------------------------------------- ----------
Current assets:
       Cash and cash equivalents                  $34,038    $23,965
       Accounts receivable                         34,207     34,072
       Inventories                                 25,451     25,108
       Deferred income taxes                        2,945      2,852
       Other current assets                           962        840
                                               ----------- ----------
          Total current assets                     97,603     86,837

Property, plant and equipment, net                 59,115     48,482
Goodwill                                           33,255     33,255
Prepublication costs                                5,399      5,127
Other assets                                        1,593      1,498
                                               ----------- ----------
          Total assets                           $196,965   $175,199
                                               =========== ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
-----------------------------------------------
Current liabilities:
       Current maturities of long-term debt           $85        $83
       Accounts payable                            10,534     10,059
       Accrued taxes                                5,770      5,735
       Other current liabilities                   14,273     13,664
                                               ----------- ----------
          Total current liabilities                30,662     29,541

Long-term debt                                        425        510
Deferred income taxes                               6,924      7,528
Other liabilities                                   3,020      2,630
                                               ----------- ----------
          Total liabilities                        41,031     40,209
                                               ----------- ----------
          Total stockholders' equity              155,934    134,990
                                               ----------- ----------
          Total liabilities and stockholders'
           equity                                $196,965   $175,199
                                               =========== ==========


                          COURIER CORPORATION
            CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                              (Unaudited)
                        (Dollars in thousands)

                                                 For the Years Ended
                                               -----------------------
                                                September   September
                                                   24,          25,
                                                  2005         2004
                                               ---------- ------------
Operating Activities:
  Net income                                     $22,134      $20,540
  Adjustments to reconcile net income to
  cash provided from operating activities:
    Depreciation and amortization                 11,660       10,929
    Deferred income taxes                           (697)       2,293
    Changes in working capital                       519       (4,558)
    Tax benefits of stock option activity          1,064          562
    Gain on real estate sale                           -         (163)
    Other, net                                       320       (1,271)
                                               ---------- ------------
Cash provided from operating activities           35,000       28,332
                                               ---------- ------------
Investment Activities:
   Capital expenditures                          (19,683)     (13,416)
   Prepublication costs                           (2,867)      (2,818)
   Business acquisition                                -      (11,850)
   Proceeds from real estate sale                      -        1,664
                                               ---------- ------------
Cash used for investment activities              (22,550)     (26,420)
                                               ---------- ------------
Financing Activities:
   Repayments of debt, net                           (83)         (81)
   Cash dividends                                 (4,066)      (2,794)
   Proceeds from stock plans                       1,772        1,104
                                               ---------- ------------
Cash used for financing activities                (2,377)      (1,771)
                                               ---------- ------------
Increase in cash and cash equivalents             10,073          141

Cash and cash equivalents at the beginning of
 the period                                       23,965       23,824
                                               ---------- ------------
Cash and cash equivalents at the end of the
 period                                          $34,038      $23,965
                                               ========== ============

    CONTACT: Courier Corporation
             James F. Conway III, Chairman,
             President and Chief Executive Officer
             or
             Robert P. Story, Jr.
             Senior Vice President and Chief Financial Officer
             978-251-6000
             www.courier.com